Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS REPORTS RESULTS FROM

HEPEX-B™ PHASE 2 STUDY

Lexington, MA, December 21, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today provided data from a recently concluded Phase 2 study of HepeX-B™ as maintenance therapy to prevent reinfection with hepatitis B in patients with liver transplants.  Data from liver transplant patients who were treated with monthly infusions of 20 or 40 mg HepeX-B versus 5000 IU of HBIg showed that patients with either dose of HepeX-B experienced no evidence of viral reinfection.   The data also showed fewer and less serious adverse experiences reported in both HepeX-B groups as compared to the HBIg group, although the differences were not statistically significant given the number of patients in the trial. Patients who were treated with HepeX-B as well as HBIg also received concurrent HBV polymerase inhibitor.  The Company will be reviewing Phase 2 results with the U.S. Food and Drug Administration (FDA) early in 2006.

The data released today is derived from patients who have completed at least 6 months of therapy, which was the treatment duration at which the primary endpoint was measured.  Eleven patients received monthly 20 mg infusions of HepeX-B; ten received monthly infusions of 40 mg HepeX-B; and nine received monthly infusions of 5000 IU HBIg (current standard of care).

The company recently met with the FDA to discuss proposed changes to the method of manufacture and formulation of HepeX-B. Specifically, Cubist plans to shift from the use of hybridoma cells to Chinese Hamster Ovary (CHO) cells and to switch to subcutaneous delivery prior to Phase 3. The objective of the manufacturing change is to provide a stable platform for commercialization. The switch to subcutaneous administration is meant to increase patient convenience and compliance with chronic therapy.  The Company will meet again with the FDA in early 2006 to discuss the implications of these changes on the next stage of the clinical program.

About Hepatitis B (HBV)

The hepatitis B virus, according to Datamonitor, has infected more than 2 billion people around the world.  Although a vaccine against HBV was introduced in 1982, globally, 350 million people are infected chronically with the disease and approximately 1 million people die each year as a result of complications from HBV infection.  Current treatment regimens for chronic HBV often include use of interferon alpha or an antiviral drug.  Despite these treatment options, chronic HBV can lead to severe liver damage and patients may require liver transplantation.  To prevent re-infection of the new liver with HBV, patients are currently treated with hepatitis B immune globulin (HBIg) combined with an antiviral compound, such as lamivudine.  The global market for HBIg is estimated to be about $100 million annually.

About HepeX-B™

HepeX-B is a combination of two fully human monoclonal antibodies that target HBV surface antigens.  It is currently in evaluation for the prevention of infection by HBV in liver transplant patients who have been maintained on HBIg.  HepeX-B already has been granted Orphan Drug Status in both the U.S. and the European Union.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization by other companies of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations .  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com